Exhibit 99.1

FOR IMMEDIATE RELEASE

MRV REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Chatsworth, CA — April 22, 2004 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of scalable network infrastructure equipment and optical components for metro and Fiber-to-the-Premise solutions, today reported its results for the first quarter ended March 31, 2004.

Net loss for the first quarter of 2004 was $4.8 million, or $0.05 per share, compared to a net loss of $6.4 million, or $0.06 per share, for the first quarter of 2003 and a net loss of $4.9 million, or $0.05 per share, for the fourth quarter of 2003. Revenues for the first quarter of 2004 were $59.6 million compared to $51.1 million for the first quarter of 2003, and $69.1 million for the fourth quarter of 2003.

Noam Lotan, MRV’s president and CEO, commented, “Q1 was a solid quarter for MRV. Overall revenues grew 17% year-over-year and were at the high end of our guidance. Revenues for the networking group were up 19% while optical components grew 4% year-over-year, and our bottom line continues to improve. The environment for networking vendors is improving. We expect the positive trend to continue, and second quarter revenues to be within the range of $64 to $68 million, with continued improvements to the bottom line.”

Financial Highlight Presentation

A financial highlight and overview will be available in conjunction with the first quarter 2004 Teleconference and webcast discussed below. This presentation can be downloaded at http://www.mrv.com/investor/quarterly_center.php after 4:00 p.m. Eastern Time /1:00 p.m. Pacific Time on Thursday, April 22, 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by            Mr. Lotan and Mr. Gonen relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release are subject to a number of risks and uncertainties, including the strength of the overall economy and the high-technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications, Inc. assumes no obligation to update the forward-looking statements contained in this press release.

Simultaneous Webcast and Teleconference Information

MRV Communications, Inc. will host a teleconference at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time on Thursday, April 22, 2004 to discuss the first quarter of 2004 results. To participate via telephone, the dial-in number is 617-801-9702, access code 76268349. Please call ten minutes prior to the scheduled conference call time. MRV will offer its live and replay audio broadcast of the conference call at http://www.mrv.com/investor/quarterly_center.php .

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Replay Information

A replay of the call will be available on MRV’s website, beginning at 8:00 pm Eastern Time/5:00 p.m. Pacific Time, at http://www.mrv.com/investor/quarterly_center.php. In addition, a replay will be available by phone from 8:00 pm Eastern Time, April 22, 2004 to 8:00 pm Eastern Time, April 24, 2004 at 617-801-6888, access code 87311223.

Transcript of Mr. Lotan and Mr. Gonen’s Teleconference Discussion

A transcript of Mr. Lotan and Mr. Gonen’s Teleconference discussion will be available on MRV’s website at http://www.mrv.com/investor/quarterly_center.php, beginning at 8:00 p.m. Eastern Time/5:00 p.m. Pacific Time on Thursday, April 22, 2004.

About MRV Communications, Inc.

MRV provides network infrastructure equipment and services, and optical components. The Company conducts its business along three principal segments: the networking group, the optical components group and development stage enterprises. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and remote device management equipment as well as specialized networking products for defense and aerospace applications. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc. These components include components for Fiber-to-the-Premise, or FTTP, applications, fiber optic transceivers, and CWDM applications. The Company markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows the Company to penetrate targeted vertical and regional markets. For more information, call MRV at 818-773-0900 or visit our websites at www.mrv.com and www.luminentoic.com .

Investor Relations Contact

Diana L. Hayden, 818-886-6782, ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Net revenue	$59,614	$51,117
Cost of goods sold	39,189	36,514

Gross profit	20,425	14,603
Operating costs and expenses:
Product development and engineering	6,338	8,736
Selling, general and administrative	18,150	11,918

Total operating costs and expenses	24,488	20,654

Operating loss	(4,063)	(6,051)
Other income (expense), net	(212)	41

Loss before minority interest and provision for taxes	(4,275)	(6,010)
Minority interest	(37)	(38)
Provision for taxes	539	428

Net loss	$(4,777)	$(6,400)

Earnings per share:
Basic and diluted loss per share	$(0.05)	$(0.06)
Weighted average number of shares:
Basic and diluted	105,504	98,930

MRV Communications, Inc.

Balance Sheets

(In thousands)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$79,966	$88,706
Short-term marketable securities	5,513	5,221
Time deposits	1,259	1,411
Accounts receivable, net	50,837	53,464
Inventories	41,140	35,799
Other current assets	4,617	5,379

Total current assets	183,332	189,980
Property and equipment, net	23,646	25,416
Goodwill	29,965	29,965
Long-term marketable securities	1,653	1,705
Deferred income taxes	1,888	2,594
Investments	3,063	3,063
Other assets	1,685	2,040

	$245,232	$254,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term obligations	$2,549	$2,905
Accounts payable	44,401	46,811
Accrued liabilities	23,338	25,523
Deferred revenue	3,736	3,754
Other current liabilities	2,492	2,936

Total current liabilities	76,516	81,929
Long-term debt	178	200
Convertible notes	23,000	23,000
Other long-term liabilities	4,072	4,215
Minority interest	5,090	5,291
Commitments and contingencies
Stockholders’ equity	136,376	140,128

	$245,232	$254,763